INVESTMENT ADVISORY AGREEMENT

      THIS AGREEMENT, effective as of the 1st day of August, 2007 (the "Contract Date") by and between The Phoenix Edge Series Fund, a Massachusetts business trust (the "Trust") and Phoenix Variable Advisors, Inc., a Delaware corporation (the "Advisor").

WITNESSETH THAT:

      1.	The Trust hereby appoints the Advisor to act as
investment advisor to the Trust on behalf of the series of the Trust established and designated by the Board of Trustees of the Trust (the "Trustees") on or before the date hereof, as listed on attached Schedule A (collectively, the "Existing Series"), for the period and on the terms set forth herein. The Advisor accepts such appointment and agrees to render the services described in this Agreement for the compensation herein provided.

      2.	In the event that the Trustees desire to retain the
Advisor to render investment advisory services hereunder with respect to one or more additional series (the "Additional
Series"), by agreement in writing, the Trust and the Advisor may agree to amend Schedule A to include such Additional Series, whereupon such Additional Series shall become subject to the terms and conditions of this Agreement.

      3.	The Advisor shall furnish continuously an investment
program for the Existing Series and any Additional Series which may become subject to the terms and conditions set forth herein (sometimes collectively referred to as the "Series") and shall manage the investment and reinvestment of the assets of each Series, subject at all times to the supervision of the Trustees.

      4.	The Advisor may delegate its investment
responsibilities under paragraph 3 above with respect to the Series or segments thereof to one or more persons or companies ("Subadvisor(s)") pursuant to an agreement between the Advisor, the Trust and any such Subadvisor ("Subadvisory Agreement"). Each Subadvisory Agreement may provide that the applicable Subadvisor, subject to the control and supervision of the Board of Trustees and the Advisor, shall have full investment discretion for the Series, shall make all determinations with respect to the investment and reinvestment of the assets of each Series assigned it. Any delegation of duties pursuant to this paragraph shall comply with any applicable provisions of Section 15 of the Investment Company Act of 1940 (the "Act"), except to the extent permitted by any exemptive order of the Securities and Exchange Commission ("SEC") or similar relief. The Advisor shall not be responsible or liable for the investment merits of any decision by a Subadvisor to purchase, hold or sell a security for any Series' portfolio.

	5.	With respect to managing the investment and
reinvestment of the Series' assets, the Advisor shall provide, at its own expense:

(a)	Investment research, advice and supervision;

(b)	An investment program for each Series consistent
with its investment objectives, policies and procedures;

(c)	Implementation of the investment program for each
Series including the purchase and sale of securities;

(d)	Implementation of an investment program designed
to manage cash, cash equivalents and short-term investments for a Series with respect to assets designated from time to time to be managed by a subadvisor to such Series;

(e)	Advice and assistance on the general operations
of the Trust; and

(f)	Regular reports to the Trustees on the implementation
of each Series' investment program.

      6.	The Advisor shall, for all purposes herein, be deemed
to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Series in any way or otherwise be deemed an agent of the Trust or of the Series. However, one or more shareholders, officers, directors or employees of the Advisor may serve as trustees and/or officers of the Trust, but without compensation or reimbursement of expenses for such services from the Trust. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust, as amended (the "Declaration of Trust"), as amended, restated or supplemented, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the affairs of the Series.

      7.	The Advisor shall furnish at its own expense, or pay
the expenses of the Trust, for the following:

(a)	Office facilities, including office space,
furniture and equipment;

(b)	Personnel necessary to perform the functions required
to manage the investment and reinvestment of each Series' assets (including those required for research, statistical and investment work);

(c)	Except as otherwise approved by the Board,
personnel to serve without salaries from the Trust as officers or agents of the Trust. The
Advisor need not provide personnel to perform, or pay the expenses of the Trust for, services customarily performed for an open-end management investment company by its national distributor, custodian, financial agent, transfer agent, registrar, dividend disbursing agent, auditors and legal counsel;

(d)	Compensation and expenses, if any, of the
Trustees who are also full-time employees of the Advisor or any of its affiliates; and

(e)	Any subadvisor recommended by the Advisor and
appointed to act on behalf of the Trust.

      8.	All costs and expenses not specifically enumerated
herein as payable by the Advisor shall be paid by the Trust.
Such expenses shall include, but shall not be limited to, all expenses (other than those specifically referred to as being borne by the Advisor) incurred in the operation of the Trust and any public offering of its shares, including, among others, interest, taxes, brokerage fees and commissions, fees of Trustees who are not affiliated persons of the Advisor (as that term is defined in the Act) or any of its affiliates, expenses of Trustees' and shareholders' meetings including the cost of printing and mailing proxies, expenses of Advisor personnel attending Trustee meetings as required, expenses of insurance premiums for fidelity and other coverage of the Trust and its personnel, expenses of repurchase and redemption of shares, expenses of issue and sale of shares (to the extent not borne by its national distributor under its agreement with the Trust), expenses of printing and mailing stock certificates representing shares of the Trust, association membership dues, charges of custodians, transfer agents, dividend disbursing agents and financial agents, bookkeeping, auditing and legal expenses. The Trust will also pay the fees and bear the expense of registering and maintaining the registration of the Trust and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing prospectuses and reports to shareholders. Additionally, if authorized by the Trustees, the Trust shall pay for extraordinary expenses and expenses of a non-recurring nature which may include, but not be limited to the reasonable and proportionate cost of any reorganization or acquisition of assets and the cost of legal proceedings to which the Trust is a party.

      9.	The Advisor shall adhere and shall use reasonable
efforts to cause the Trust to adhere to all applicable policies and procedures as adopted from time to time by the Trustees, including but not limited to the following:

(a)	Code of Ethics.  The Advisor shall adopt a Code
of Ethics designed to prevent "access persons"
(as defined therein in accordance with Rule 17j-1
under the Investment Company Act of 1940 (the
"Investment Company Act")) from engaging in
fraudulent acts or transactions that are, or have
the potential of being viewed as, a conflict of
interest, and shall monitor for compliance with
its Code of Ethics and report any violations to
the Trust's Compliance Officer.
(b)	Policy with Respect to Brokerage Allocation.  The
Advisor shall have full trading discretion in
selecting brokers for Series transactions on a
day to day basis so long as each selection is in
conformance with the Trust's Policy with Respect
to Brokerage Allocation.  Such discretion shall
include use of "soft dollars" for certain broker
and research services, also in conformance with
the Trust's Policy with Respect to Brokerage
Allocation.  The Advisor may delegate the
responsibilities under this section to a
Subadvisor of a Series.
(c)	Procedures for the Determination of Liquidity of
Assets.  It shall be the responsibility of the
Advisor to monitor the Series' assets that are
not liquid, making such determinations as to
liquidity of a particular asset as may be
necessary, in accordance with the Trust's
Procedures for the Determination of Liquidity of
Assets.  The Advisor may delegate the
responsibilities under this section to a
Subadvisor of a Series.
(d)	Policy with Respect to Proxy Voting.  In the
absence of specific direction to the contrary and
in a manner consistent with the Trust's Policy
with Respect to Proxy Voting, the Advisor shall
be responsible for voting proxies with respect to
portfolio holdings of the Trust.  The Advisor
shall review all proxy solicitation materials and
be responsible for voting and handling all
proxies in relation to the assets under
management by the Advisor in accordance with such
policies and procedures adopted or approved by
each Series'.  Unless the Fund gives the Advisor
written instructions to the contrary, the Advisor
will, in compliance with the proxy voting
procedures of the Series then in effect or
approved by the Series, vote or abstain from
voting, all proxies solicited by or with respect
to the issuers of securities in which the assets
of the Series may be invested.  The Advisor shall
cause the Custodian to forward promptly to the
Advisor (or designee) all proxies upon receipt so
as to afford the Advisor a reasonable amount of
time in which to determine how to vote such
proxies.  The Advisor agrees to provide the Trust
with quarterly proxy voting reports in such form
as the Trust may request from time to time.  The
Advisor may delegate the responsibilities under
this section to a Subadvisor of a Series.
(e)	Procedures for the Valuation of Securities.  It
shall be the responsibility of the Advisor to
fully comply with the Trust's Procedures for the
Valuation of Securities.  The Advisor may
delegate the responsibilities under this section
to a Subadvisor of a Series.
      10.	The Advisor hereby warrants and represents that it
will provide the requisite certifications requested by the chief executive officer and chief financial officer of the Fund necessary for those named officers to fulfill their reporting and certification obligations on Forms N-CSR and N-Q as required under the Sarbanes-Oxley Act of 2002.

      11.	For providing the services and assuming the expenses
outlined herein, the Trust agrees that the Advisor shall be compensated as follows:

(a)	The Trust shall pay a monthly fee calculated at
an annual rate as specified in Schedule A.  The
amounts payable to the Advisor with respect to
the respective Series shall be based upon the
average of the values of the net assets of such
Series excluding the net assets representing
capital contributed by Phoenix Life Insurance
Company ("seed money"), as of the close of
business each day, computed in accordance with
the Trust's Declaration of Trust.
(b)	Compensation shall accrue immediately upon the
effective date of this Agreement.
(c)	If there is termination of this Agreement with
respect to any Series during a month, the Series'
fee for that month shall be proportionately
computed upon the average of the daily net asset
values of such Series for such partial period in
such month.
(d)	The Advisor, at its discretion, agrees to
reimburse the Trust for the amount, if any, by
which the total operating and management expenses
for any Series (including the Advisor's
compensation, pursuant to this paragraph, but
excluding taxes, interest, costs of portfolio
acquisitions and dispositions and extraordinary
expenses), for any "fiscal year" exceed the level
of expenses which such Series is permitted to
bear under the most restrictive expense
limitation (which is not waived by the State)
imposed on open-end investment companies by any
state in which shares of such Series are then
qualified. Such reimbursement, if any, will be
made by the Advisor to the Trust within five days
after the end of each month. For the purpose of
this subparagraph (d), the term "fiscal year"
shall include the portion of the then current
fiscal year which shall have elapsed at the date
of termination of this Agreement.
      12.	The services of the Advisor to the Trust are not to be
deemed exclusive, the Advisor being free to render services to others and to engage in other activities. Without relieving the Advisor of its duties hereunder and subject to the prior approval of the Trustees and subject farther to compliance with applicable provisions of the Investment Company Act, as amended, the Advisor may appoint one or more agents to perform any of the functions and services which are to be provided under the terms of this Agreement upon such terms and conditions as may be mutually agreed upon among the Trust, the Advisor and any such agent.

      13. 	The Advisor shall not be liable to the Trust or to any
shareholder of the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust or by any shareholder of the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Advisor in the performance of its duties hereunder.

      14.	It is understood that:

(a)	Trustees, officers, employees, agents and
shareholders of the Trust are or may be
"interested persons" of the Advisor as directors, officers, stockholders or otherwise;

(b)	Directors, officers, employees, agents and
stockholders of the Advisor are or may be "interested persons" of the Trust as Trustees, officers, shareholders or otherwise; and

(c)	The existence of any such dual interest shall not
affect the validity hereof or of any transactions hereunder.

      15. 	This Agreement shall become effective with respect to
the Existing Series as of the date stated above, and with respect to any Additional Series, on the date specified in any amendment to this Agreement reflecting the addition of each Additional Series in accordance with paragraph 2 (the "Amendment Date"). Unless terminated as herein provided, this Agreement shall remain in full force and effect until November 30, 2008 with respect to each Existing Series and until November 30 of the first full calendar year following the Amendment Date with respect to each Additional Series, and shall continue in full force and effect for periods of one year thereafter with respect to each Series so long as (a) such continuance with respect to any such Series is approved at least annually by either the Trustees or by a "vote of the majority of the outstanding voting securities" of such Series and (b) the terms and any renewal of this Agreement with respect to any such Series have been approved by a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" of any such party cast in person at a meeting called for the purpose of voting on such approval; provided, however, that the continuance of this Agreement with respect to each Additional Series is subject to its approval by a "vote of a majority of the outstanding voting securities" of any such Additional Series on or before the next anniversary of the Contract Date following the date on which such Additional Series became a Series hereunder .

      Any approval of this Agreement by a vote of the holders of a "majority of the outstanding voting securities" of any Series shall be effective to continue this Agreement with respect to such Series notwithstanding (a) that this Agreement has not been approved by a "vote of a majority of the outstanding voting securities" of any other Series of the Trust affected thereby and (b) that this Agreement has not been approved by the holders of a "vote of a majority of the outstanding voting securities" of the Trust, unless either such additional approval shall be required by any other applicable law or otherwise.

      16.	The Advisor shall furnish any state insurance
commissioner with such information or reports in connection with the services provided under this Agreement as the Commissioner may request in order to ascertain whether variable life insurance or variable annuity operations are being conducted in accordance with applicable law or regulations. The Trust shall own and shall be open to inspection, audit and photocopying during regular business hours by the Trustees, officers, counsel and auditors of the Trust.

      17. 	The Trust may terminate this Agreement with respect to
the Trust or to any Series upon 60 days' written notice to the Advisor at any time, without the payment of any penalty, by vote of the Trustees or, as to each Series, by a "vote of the majority of the outstanding voting securities" of such Series.
The Advisor may terminate this Agreement upon 60 days' written notice to the Trust, without the payment of any penalty. This
Agreement shall immediately terminate in the event of its "assignment".

      18. 	The terms "majority of the outstanding voting
securities", "interested persons" and "assignment", when used herein, shall have the respective meanings in the Investment
Company Act.

      19. 	It is expressly agreed that the obligations of the
Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or be binding upon or impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

      20.	This Agreement shall be construed and the rights and
obligations of the parties hereunder enforced in accordance with the laws of the State of Connecticut.

      21.	Subject to the duty of the Advisor and the Trust to
comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Series and any Additional Series that may be named, and the actions of the Advisor and the Trust in respect thereof.

      22.	The Advisor will not advise or act on behalf of the
Series in regards to class action filings, with respect to any securities held in the Series portfolio.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

THE PHOENIX EDGE SERIES FUND


By:	/s/ Gina Collopy O'Connell
Name:	Gina Collopy
O'Connell
Title:	Senior Vice
President


PHOENIX VARIABLE ADVISORS, INC.


By:	/s/ John H. Beers
Name:	John H. Beers
Title:	Vice President
and Secretary


SCHEDULE A


             Series                          Annual Investment Advisory Fee

Phoenix Multi-Sector Short Term Bond Series  0.50% first $250 million
                                             0.45% next $250 million
                                             0.40% over $500 million